MECHEL REPORTS THE 9M 2012 FINANCIAL RESULTS

Revenue amounted to $8.8 billion
Consolidated adjusted EBITDA amounted to $1.2 billion
Net loss attributable to shareholders of Mechel OAO amounted to $550 million

Moscow, Russia – December 12, 2012 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, today announced financial results for the 9M 2012.

Evgeny Mikhel, Mechel OAO’s Chief Executive Officer, commented on the 9M2012 financial results:
“In this accounting period, the group focused on its key strategic tasks as outlined by the Board of Directors in May. We focused our efforts on our core businesses — mining and full-cycle steelmaking, and made significant headway in cutting costs and maximizing sales. At the same time we have taken a series of measures aimed at minimizing the impact loss-generating enterprises have on the group’s financial results. We cut down to a minimum manufacturing of those products that are unprofitable in current economic conditions and prepared for sale those assets earlier designated for divestment. Work on optimizing the company’s debt structure never stops, as demonstrated by the recent refinancing of the syndicated loan as well as several long-term loans from Russian banks taken out to repay short-term debt. Investment expenses are subject to ever more rigorous control. Despite the fact that programs of production cost cuts have always been in place at our enterprises, now we pay extra attention to the issue. All these measures enabled us not only to improve our profitability at the EBITDA level and achieve a net profit in the 3rd quarter, but also to demonstrate a maximum quarter operational cash flow since the 2nd quarter of 2009*.”

Consolidated Results For The 9M 2012

US$ thousand	9M 2012 (1)	9M 2011 (1)	Change Y-on-Y

Revenue from external customers	8,750,831	9,617,126	-9.0%

Intersegment sales	1,231,103	1,586,328	-22.4%

Operating (loss) / income	(29,868)	1,454,169	—

Operating margin	-0.34%	15.12%	-

Net (loss) / income attributable to shareholders of Mechel OAO	(550,094)	526,730	—

Adjusted net income (1) (2)	173,113	526,730	-67.1%

Adjusted EBITDA (1) (3)	1,223,696	1,856,763	-34.1%

Adjusted EBITDA, margin (1)	13.98%	19.31%	-

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

US$ thousand	3Q 2012 (1)	2Q 2012 (1)	Change Q-on-Q

Revenue from external customers	2,714,876	3,085,908	-12.0%

Intersegment sales	353,676	408,864	-13.5%

Operating income / (loss)	126,712	(470,607)	—

Operating margin	4.67%	-15.25%	-

Net income / (loss) attributable to shareholders of Mechel OAO	54,910	(823,023)	—

Adjusted net income / (loss) (1) (2)	132,130	(177,037)	—

Adjusted EBITDA (1) (3)	374,848	385,446	-2.7%

Adjusted EBITDA, margin (1)	13.81%	12.49%	-

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

The net revenue in 3Q 2012 decreased by 12.0% and amounted to $2.7 billion compared to $3.1 billion in 2Q 2012. The operating income amounted to $126.7 million or 4.67% of the net revenue, compared to the operating loss of $470.6 million or -15.25% of the net revenue in 2Q 2012.

In 3Q 2012, Mechel’s consolidated net income attributable to shareholders of Mechel OAO comprised $54.9 million compared to the net loss of $823.0 million in 2Q 2012. Excluding the effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (net of deferred taxes related to non controlling interests) the adjusted net profit amounts to $132.1 million in 3Q 2012.

The consolidated adjusted EBITDA in 3Q 2012 decreased by 2.7% to $374.8 million, compared to $385.4 million in 2Q 2012. Depreciation, depletion and amortization in 3Q 2012 for the Company were $140.8 million, a decrease of 10.4% compared to $157.2 million in 2Q 2012.

Mining Segment Results For The 9M 2012

US$ thousand	9M 2012 (1)	9M 2011 (1)	Change Y-on-Y

Revenue from external customers	2,591,167	3,078,513	-15.8%

Intersegment sales	604,606	788,336	-23.3%

Operating income	668,394	1,193,968	-44.0%

Net income attributable to shareholders of Mechel OAO	428,245	630,826	-32.1%

Adjusted net income (1) (2)	450,925	630,826	-28.5%

Adjusted EBITDA(1) (3)	965,178	1,431,003	-32.6%

Adjusted EBITDA, margin (4)	30.20%	37.01%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	3Q 2012 (1)	2Q 2012 (1)	Change Q-on-Q

Revenue from external customers	777,246	881,180	-11.8%

Intersegment sales	171,922	207,085	-17.0%

Operating income	200,256	192,570	4.0%

Net income / (loss) attributable to shareholders of Mechel OAO	216,765	(30,024)	—

Adjusted net income / (loss) (1) (2)	218,739	(9,318)	—

Adjusted EBITDA(1) (3)	305,157	301,906	1.1%

Adjusted EBITDA, margin (4)	32.15%	27.74%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales

Mining Segment Output and Sales For The 9M 2012

Production:

	9M 2012,	9M 2011,	9M 2012 vs.
Product name	thousand tonnes	thousand tonnes	9M 2011, %
Coal (run-of-mine)	20,794	19,813	5%

Product Sales:

	9M 2012,	9M 2011,	9M 2012 vs.
Product name	thousand tonnes	thousand tonnes	9M 2011, %
Coking coal concentrate	9,029	9,305	-3%

Including coking coal concentrate supplied to Mechel enterprises	1,950	2,271	-14%

PCI	1,703	1,202	42%

Anthracites	1,937	1,693	14%

Including anthracites supplied to Mechel enterprises	246	235	5%

Steam coal	4,490	5,036	-11%

Including steam coal supplied to Mechel enterprises	1,120	1,139	-2%

Iron ore concentrate	3,219	3,294	-2%

Including iron ore concentrate supplied to Mechel enterprises	268	1,327	-80%

Coke	2,707	2,563	6%

Including coke supplied to Mechel enterprises	1,903	1,704	12%

The mining segment’s revenue from external customers in 3Q 2012 totaled $777.2 million, or 29% of consolidated net revenue, a decrease of 11.8% over the segment’s revenue from external customers of $881.2 million, or 29% of consolidated net revenue in 2Q 2012.

Operating income in the mining segment in 3Q 2012 increased by 4.0% to $200.3 million, or 21.1% of the segment’s total revenue, compared to an operating income of $192.6 million, or 17.7% of total segment revenue for 2Q 2012. The 3Q 2012 adjusted EBITDA in the mining segment increased by 1.1% and amounted to $305.2 million compared to segment’s adjusted EBITDA of $301.9 million in 2Q 2012. The adjusted EBITDA margin for the mining segment in 3Q 2012 was 32.2% compared to 27.7% in 2Q 2012. Depreciation, depletion and amortization in the mining segment amounted to $76.5 million which is 9.9% lower than $84.9 million in 2Q 2012.

Mechel Mining OAO’s Chief Operating Officer Boris Nikishichev commented on the mining segment’s results:
“As the market situation has worsened for more than a year, our chief tasks became maintaining the mining division’s operational efficiency and ensuring further development of Elga, the company’s key strategic project. This year the group’s production and sales enterprises have made maximum effort to increase production and shipment volumes as Southern Kuzbass’s production capacities were restored, which enabled us to partly smooth over the negative impact of lower prices. The wide range of our coal products and our streamlined distribution system, both on the domestic and the international markets, ensure our company’s strong competitive position, enabling it to expand its client base even in these difficult conditions and enter new markets, as well as diversify sales to its current customers and make up for the lower demand for some types of coal by offering other coal grades.
“A tougher cost cutting program became another key instrument in improving the efficiency of the mining division’s enterprises. We made several management decisions including limitations on operational and administrative expenses, acquiring third-party supplies for lower prices, selling inventories and planned reductions of production at several assets. As a result, production costs were cut dramatically in the third quarter at all of our Russian mining assets. Temporary suspension of some of our US-based mining facilities in October due to increased inventories became another expense optimization measure.
“The third quarter was also marked by another event in the development of Elga Coal Complex — we completed construction of a washing plant and made the technological launch of a full production cycle. Currently finishing and insulating works are being conducted at the site, and when completed, the plant will be able to work all year round reaching 3 million tonnes capacity. Washing facilities next year will enable us to increase coal production at Elga and increase Mechel Mining’s supplies of coking coal concentrate. In order to ensure a long-term off-take for Elga’s steam coal, in September we signed a long-term cooperation agreement with RAO Energy Systems of East OAO, which provides for a gradual increase in coal supplies up to a total of 60 million tonnes over 15 years.”

Steel Segment Results For The 9M 2012

US$ thousand	9M 2012 (1)	9M 2011 (1)	Change Y-on-Y

Revenue from external customers	5,246,358	5,613,161	-6.5%

Intersegment sales	195,156	234,296	-16.7%

Operating (loss) / income	(503,231)	277,921	-

Net loss attributable to shareholders of Mechel OAO	(751,830)	(38,217)	1,867.3%

Adjusted net loss (1) (2)	(188,192)	(38,217)	392.4%

Adjusted EBITDA (1) (3)	214,587	368,681	-41.8%

Adjusted EBITDA, margin (4)	3.94%	6.30%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	3Q 2012 (1)	2Q 2012 (1)	Change Q-on-Q

Revenue from external customers	1,699,564	1,897,661	-10.4%

Intersegment sales	49,629	66,538	-25.4%

Operating loss	(42,868)	(471,029)	-90.9%

Net loss attributable to shareholders of Mechel OAO	(110,989)	(625,277)	-82.2%

Adjusted net loss (1) (2)	(35,740)	(136,888)	-73.9%

Adjusted EBITDA (1) (3)	74,746	91,251	-18.1%

Adjusted EBITDA, margin (4)	4.27%	4.65%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Steel Segment Output and Sales For The 9M 2012

Production:

	9M 2012,	9M 2011,	9M 2012 vs.
Product name	thousand tonnes	thousand tonnes	9M 2011, %
Pig iron	3,107	2,672	16%

Steel	5,101	4,501	13%

Product Sales:

	9M 2012,	9M 2011,	9M 2012 vs.
Product name	thousand tonnes	thousand tonnes	9M 2011, %
Flat products	534	512	4%

Including those produced by third parties	303	308	-2%

Long products	3,107	2,925	6%

Including those produced by third parties	666	614	9%

Billets	1,950	1,723	13%

Including those produced by third parties	751	1,208	-38%

Hardware and welded mesh	737	722	2%

Including those produced by third parties	39	39	0%

Forgings	39	45	-13%

Stampings	83	88	-6%

Mechel’s steel segment’s revenue from external customers in 3Q 2012 amounted to $1.7 billion, or 63% of the consolidated net revenue, a decrease of 10.4% over the segment’s revenue from external customers of $1.9 billion, or 61% of consolidated revenue, in 2Q 2012.

In 3Q 2012, the steel segment’s operating loss totaled $42.9 million, or -2.4% of the segment’s revenue, versus an operating loss of $471.0 million, or -24.0% of total segment revenue, in 2Q 2012. The adjusted EBITDA in the steel segment in 3Q 2012 decreased by 18.1% and amounted to $74.7 million, compared to the adjusted EBITDA of $91.3 million in 2Q 2012. The adjusted EBITDA margin of the steel segment was 4.27% in 3Q 2012, versus an adjusted EBITDA margin of 4.65% in 2Q 2012. Depreciation and amortization in the steel segment decreased by 3.4% from $41.2 million in 2Q 2012 to $39.8 million in 3Q 2012.

Commenting on the steel segment’s results, Mechel-Steel Management OOO’s Chief Executive Officer Vladimir Tytsky noted:
“In the third quarter, we continued to implement our equipment modernization program at our enterprises. Construction of the universal rolling mill at Chelyabinsk Metallurgical Plant has reached its final stage. We also continued to optimize stockpiles of steel products in our sales network’s warehouses. Despite a certain decrease of overall sales volumes of our finished products, we managed to increase sales of high value-added products, such as hardware and forgings. Lower iron ore and coke prices enabled us to reduce production costs at the division’s key Russian enterprises. The Russian market’s stable demand for long products also proved helpful. At the same time, persistent weakness in the European steel market and high scrap prices put great pressure on the results of the division’s enterprises located in Eastern Europe. Ultimately we decided first to cut production at electric smelting plants and then to temporarily halt production there. Many other companies faced the same problems, including those whose products we are selling through our sales network. Cutting production at such plants led to reduced sales volumes and therefore the division’s revenues. Due to our focus on the Russian market for long products, which fared much better than its European counterpart, in the third quarter we managed to maintain EBITDA at a fairly high level as compared to previous financial periods.”

Ferroalloys Segment Results For The 9M 2012

			Change
US$ thousand	9M 2012 (1)	9M 2011 (1)	Y-on-Y

Revenue from external customers	348,114	359,366	-3.1%

Intersegment sales	72,980	183,194	-60.2%

Operating loss	(193,592)	(8,983)	2,055.1%

Net loss attributable to shareholders of Mechel OAO	(204,782)	(32,437)	531.3%

Adjusted net loss (1) (2)	(121,784)	(32,437)	275.4%

Adjusted EBITDA (1) (3)	(18,022)	57,102	-

Adjusted EBITDA, margin (4)	-4.28%	10.52%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	3Q 2012 (1)	2Q 2012 (1)	Q-on-Q

Revenue from external customers	91,007	132,376	-31.3%

Intersegment sales	23,025	22,141	4.0%

Operating loss	(24,525)	(135,297)	-81.9%

Net loss attributable to shareholders of Mechel OAO	(41,688)	(107,055)	-61.1%

Adjusted net loss (1) (2)	(41,688)	(24,057)	73.3%

Adjusted EBITDA (1) (2)	(3,144)	(7,381)	-57.4%

Adjusted EBITDA, margin (3)	-2.76%	-4.78%	—

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income .

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Product Sales:

	9M 2012,	9M 2011,	9M 2012 vs.
Product name	thousand tonnes	thousand tonnes	9M 2011, %
Nickel	11	12.5	-12%

Including nickel supplied to Mechel enterprises	2	4.6	-56%

Ferrosilicon	57	65.8	-13%

Including ferrosilicon supplied to Mechel enterprises	22	22.2	-1%

Chrome	53	43.3	22%

Including chrome supplied to Mechel enterprises	6	12.9	-53%

The ferroalloy segment’s revenue from external customers in 3Q2012 amounted to $91.0 million, or 3% of consolidated net revenue, a decrease of 31.3% compared with the segment’s revenue from external customers of $132.4 million or 4% of consolidated net revenue, in 2Q2012.

In 3Q2012, the operating loss in the ferroalloys segment decreased by 81.9% and totaled $24.5 million, or -21.5% of total segment revenue, as compared to an operating loss of $135.3 million, or -87.6% of total segment revenue, in 2Q2012. The adjusted EBITDA in the ferroalloys segment in 3Q2012 increased by 57.4% and amounted to negative $3.1 million, compared to segment’s adjusted negative EBITDA of $7.4 million in 2Q2012. The adjusted EBITDA margin of the ferroalloys segment was -2.8% in 3Q2012 compared to the adjusted EBITDA margin of -4.8% in 2Q2012. The ferroalloys segment’s depreciation, depletion and amortization in 3Q2012 was $20.9 million, a decrease of 23.7% over $27.4 million in 2Q2012.

Mechel-Ferroalloys Management OOO’s Chief Executive Officer Sergey Zhilyakov noted:
“As the situation on the ferroalloy product markets continues to worsen, we had to resort to drastic measures in a bid to reduce the negative economic effect. In the third quarter, production at Southern Urals Nickel Plant was dramatically reduced. In late September, nickel production at the plant was halted completely. Tikhvin Ferroalloy Plant’s production program was also revised. At the same time, Bratsk Ferroalloy Plant, using its modernized furnace’s full capacity, increased manufacturing products whose sales bring the company profit even despite the markets’ high volatility. As a result, operational loss and negative EBITDA were markedly reduced. The division will continue to optimize its operations in a bid to achieve positive results.”

Power Segment Results for The 9M 2012

			Change
US$ thousand	9M 2012 (1)	9M 2011 (1)	Y-on-Y

Revenue from external customers	565,192	566,087	-0.2%

Intersegment sales	358,362	380,502	-5.8%

Operating (loss) / income	(42,208)	23,071	—

Net (loss) / income attributable to shareholders of Mechel OAO	(62,496)	99	—

Adjusted net (loss) / income (1) (2)	(8,603)	99	—

Adjusted EBITDA (1) (3)	21,184	33,520	-36.8%

Adjusted EBITDA, margin(4)	2.29%	3.54%	—

(1)	See Attachment A.

(2)	Adjusted net (loss) income is net (loss) income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income .

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	3Q 2012 (1)	2Q 2012 (1)	Q-on-Q

Revenue from external customers	147,059	174,691	-15.8%

Intersegment sales	109,101	113,099	-3.5%

Operating loss	(10,850)	(56,237)	-80.7%

Net loss attributable to shareholders of Mechel OAO	(13,877)	(60,053)	-76.9%

Adjusted net loss (1) (2)	(13,877)	(6,160)	125.3%

Adjusted EBITDA (1) (3)	(6,610)	287	—

Adjusted EBITDA, margin(4)	-2.58%	0.10%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Power Segment Output and Sales For The 9M 2012

			9M 2012 vs. 9M 2011,
Product name	9M 2012	9M 2011%
Electric power generation (ths. kWh)	3,097,211	2,830,884	9%

Heat power generation (Gcal)	5,409,167	4,804,525	13%

Mechel’s power segment revenue from external customers in 3Q 2012 was $147.0 million, or 5% of consolidated net revenue, a decrease of 15.8% compared with the segment’s revenue from external customers of $174.7 million or 6% of consolidated net revenue in 2Q2012.

The operating loss in the power segment in 3Q2012 amounted to $10.9 million, or -4.2% of the segment’s revenue in the same period compared to an operating loss of $56.2 million, or -19.5% of the total segment revenue, in 2Q2012. The adjusted EBITDA in the power segment in 3Q2012 amounted to negative $6.6 million, compared to the adjusted positive EBITDA of $0.3 million in 2Q2012. The adjusted EBITDA margin for the power segment in 3Q2012 amounted to -2.6% compared to 0.1% in 2Q2012. Depreciation and amortization in power segment in 3Q2012 decreased by 0.8% comparing with the 2Q2012 from $3.65 million to $3.62 million.

Mechel-Energo OOO’s Chief Executive Officer Yuri Yampolsky noted:
“In the third quarter the power division worked with a low-season load and was preparing for the forthcoming winter period as planned. At the same time, production results are as planned and even exceed plans at some enterprises. Repairs and preparation for the winter are also complete. Financial results were typical for low-season electricity and heat consumption, and are generally on the level of the previous period.”

Recent Highlights

•	In October 2012, Mechel reported signing long-term agreements with Sberbank of Russia OAO pursuant to which Sberbank opened four credit lines to Southern Kuzbass Coal Company OAO for a total of 24 billion rubles for a period of five years with a three-year grace period. Yakutugol Holding Company OAO, Mechel Mining OAO and Mechel OAO act as guarantors of the facility.

•	In October 2012, due to accumulated coal inventories, Mechel reported the temporary halting of mining facilities at Mechel Bluestone.

•	In November 2012, Mechel reported the temporary halting of production facilities at Donetsk Electrometallurgical Plant (DEMZ), and the schedule for temporary suspension of production at the group’s Romanian steelmaking facilities, in both cases due to unfavorable conditions on markets of raw materials and finished steel products.

•	In December 2012, Mechel announced signing an amendment and restatement agreement in relation to a syndicated pre-export loan totalling 1 billion US dollars in order to further improve the liquidity of the company.

***

* For the comparative purposes the operating cash flow for the 4th quarter 2011 is taken net of the effect of the repayment of receivables by the related metallurgical plants.

Financial Position

Capital expenditure on property, plant and equipment and acquisition of mineral licenses for the 9M 2012 amounted to $847.3 million, of which $509.8 million was invested in the mining segment, $296.2 million was invested in the steel segment, $32.0 million was invested in the ferroalloy segment and $9.3 million was invested in the power segment.

As of September 30, 2012, total debt was $9.7 billion. Cash and cash equivalents amounted to $582 million and net debt amounted to $9.1 billion (net debt is defined as total debt outstanding less cash and cash equivalents) at end of 3Q 2012.

The management of Mechel will host a conference call today at 9:00 a.m. New York time (2:00 p.m. London time, 6:00 p.m. Moscow time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at , under the Investor Relations section.

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Mechel OAO
Vladislav Zlenko
Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
vladislav.zlenko@mechel.com

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Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

Attachments to the 9M 2012 Earnings Press Release

Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain/(loss), Gain/(loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Impairment of long-lived assets and goodwill, Provision for loan given to related parties, Amount attributable to noncontrolling interests and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted net income / (loss) represents net income / (loss) before Impairment of long-lived assets and goodwill and Provision for the amounts due from related parties, including the effect on income tax and amounts attributable to noncontrolling interests. Our adjusted net income / (loss) may not be similar to adjusted net income / (loss) measures of other companies. Adjusted net income / (loss) is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted net income / (loss) provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations. While impairment of long-lived assets and goodwill and provision for the amounts due from related parties are considered operating costs under generally accepted accounting principles, these expenses represent the non-cash current period allocation of costs associated with assets acquired or constructed in prior periods. Our adjusted net income / (loss) calculation is used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results

US$ thousand	9M 2012	9M 2011
Net (loss) / income	(550,094)	526,730

Add:

Depreciation, depletion and amortization	453,819	421,578

Forex loss / (gain)	(5,828)	131,518

Loss from remeasurement of contingent liabilities at fair value	1,413	1,303

Interest expense	484,717	448,127

Interest income	(52,453)	(10,097)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	748,568	(6,175)

Amount attributable to noncontrolling interests	7,059	53,046

Income taxes	136,496	290,733

Adjusted EBITDA	1,223,696	1,856,763

US$ thousand	3Q 2012	2Q 2012
Net (loss) / income	54,910	(823,023)

Add:

Depreciation, depletion and amortization	140,756	157,205

Forex loss / (gain)	(126,629)	291,716

Loss from remeasurement of contingent liabilities at fair value	484	469

Interest expense	159,595	164,060

Interest income	(15,883)	(17,798)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	74,520	674,567

Amount attributable to noncontrolling interests	17,730	(25,688)

Income taxes	69,363	(36,059)

Adjusted EBITDA	374,848	385,446

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	9M 2012	9M 2011
Net (loss) / income	(550,094)	526,730

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	771,028	—

Amount attributable to noncontrolling interests	(27,778)	—

Income taxes	(20,043)	—

Adjusted net income	173,113	526,730

US$ thousand	3Q 2012	2Q 2012
Net income / (loss)	54,908	(823,023)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	77,222	693,806

Amount attributable to noncontrolling interests	—	(27,778)

Income taxes	—	(20,042)

Adjusted net (loss) / income	132,130	(177,037)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	9M 2012	9M 2011
Revenue, net	8,750,831	9,617,126

Adjusted EBITDA	1,223,696	1,856,763

Adjusted EBITDA, margin	13.98%	19.31%

US$ thousand	3Q 2012	2Q 2012
Revenue, net	2,714,876	3,085,908

Adjusted EBITDA	374,848	385,446

Adjusted EBITDA, margin	13.81%	12.49%

Mining Segment

US$ thousand	9M 2012	9M 2011
Net income	428,245	630,826

Add:

Depreciation, depletion and amortization	243,010	244,444

Forex loss / (gain)	1,840	99,315

Loss from remeasurement of contingent liabilities at fair value	1,413	1,303

Interest expense	205,429	259,151

Interest income	(84,016)	(117,972)

Net result on the disposal of non-current assets	(805)	(282)

Amount attributable to noncontrolling interests	38,574	57,067

Income taxes	131,488	257,151

Adjusted EBITDA	965,178	1,431,003

US$ thousand	3Q 2012	2Q 2012
Net income	216,765	(30,024)

Add:

Depreciation, depletion and amortization	76,515	84,875

Forex loss / (gain)	(93,695)	197,945

Loss from remeasurement of contingent liabilities at fair value	484	469

Interest expense	64,605	72,291

Interest income	(29,389)	(31,053)

Net result on the disposal of non-current assets	(2,388)	1,166

Amount attributable to noncontrolling interests	10,394	10,264

Income taxes	61,866	(4,026)

Adjusted EBITDA	305,157	301,906

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	9M 2012	9M 2011
Net income	428,245	630,826

Provision for amounts due from related parties	22,680	—

Adjusted net income	450,925	630,826

US$ thousand	3Q 2012	2Q 2012
Net (loss) / income	216,765	(30,024)

Provision for amounts due from related parties	1,974	20,706

Adjusted net (loss) / income	218,739	(9,318)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	9M 2012	9M 2011
Revenue (including intersegment sales)	3,195,773	3,866,849

Adjusted EBITDA	965,178	1,431,003

Adjusted EBITDA, margin	30.20%	37.01%

US$ thousand	3Q 2012	2Q 2012
Revenue (including intersegment sales)	949,168	1,088,265

Adjusted EBITDA	305,157	301,906

Adjusted EBITDA, margin	32.15%	27.74%

Steel Segment

US$ thousand	9M 2012	9M 2011
Net loss	(751,830)	(38,217)

Add:

Depreciation, depletion and amortization	124,657	94,839

Forex loss	(23,098)	59,148

Interest expense	278,155	245,545

Interest income	(5,730)	(10,808)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	595,705	(1,192)

Amount attributable to noncontrolling interests	(14,222)	(9,148)

Income taxes	10,950	28,514

Adjusted EBITDA	214,587	368,681

US$ thousand	3Q 2012	2Q 2012
Net loss	(110,989)	(625,277)

Add:

Depreciation, depletion and amortization	39,762	41,244

Forex loss / (gain)	(48,171)	116,228

Interest expense	96,128	95,163

Interest income	155	(2,861)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	76,725	518,523

Amount attributable to noncontrolling interests	8,470	(19,295)

Income taxes	12,666	(32,474)

Adjusted EBITDA	74,746	91,251

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	9M 2012	9M 2011
Net loss	(751,830)	(38,217)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	593,755	—

Amount attributable to noncontrolling interests	(15,320)	—

Income taxes	(14,797)	—

Adjusted net loss	(188,192)	(38,217)

US$ thousand	3Q 2012	2Q 2012
Net loss	(110,989)	(625,277)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	75,249	518,506

Amount attributable to noncontrolling interests	—	(15,320)

Income taxes	—	(14,797)

Adjusted net loss	(35,740)	(136,888)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	9M 2012	9M 2011
Revenue (including intersegment sales)	5,441,514	5,847,457

Adjusted EBITDA	214,587	368,681

Adjusted EBITDA, margin	3.94%	6.30%

US$ thousand	3Q 2012	2Q 2012
Revenue (including intersegment sales)	1,749,193	1,964,199

Adjusted EBITDA	74,746	91,251

Adjusted EBITDA, margin	4.27%	4.65%

Ferroalloys Segment

US$ thousand	9M 2012	9M 2011
Net loss	(204,782)	(32,437)

Add:

Depreciation, depletion and amortization	74,775	66,489

Forex loss / (gain)	15,442	(26,796)

Interest expense	22,182	49,700

Interest income	(56)	(1,742)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill	101,192	210

Amount attributable to noncontrolling interests	(19,159)	1,294

Income taxes	(7,614)	384

Adjusted EBITDA	(18,022)	57,102

US$ thousand	3Q 2012	2Q 2012
Net loss	(41,688)	(107,055)

Add:

Depreciation, depletion and amortization	20,856	27,439

Forex (gain) / loss	15,236	(22,457)

Interest expense	6,729	7,360

Interest income	253	(97)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill	142	100,947

Amount attributable to noncontrolling interests	(1,032)	(16,698)

Income taxes	(3,640)	3,180

Adjusted EBITDA	(3,144)	(7,381)

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	9M 2012	9M 2011
Net loss	(204,782)	(32,437)

Impairment of long-lived assets and goodwill	100,702	—

Amount attributable to noncontrolling interests	(12,458)	—

Income taxes	(5,246)	—

Adjusted net loss	(121,784)	(32,437)

US$ thousand	3Q 2012	2Q 2012
Net loss	(41,688)	(107,055)

Impairment of long-lived assets and goodwill	—	100,702

Amount attributable to noncontrolling interests	—	(12,458)

Income taxes	—	(5,246)

Adjusted net loss	(41,688)	(24,057)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	9M 2012	9M 2011
Revenue (including intersegment sales)	421,094	542,560

Adjusted EBITDA	(18,022)	57,102

Adjusted EBITDA, margin	-4.28%	10.52%

US$ thousand	3Q 2012	2Q 2012
Revenue (including intersegment sales)	114,032	154,517

Adjusted EBITDA	(3,144)	(7,381)

Adjusted EBITDA, margin	-2.76%	-4.78%

Power Segment

US$ thousand	9M 2012	9M 2011
Net (loss) / income	(62,496)	99

Add:

Depreciation, depletion and amortization	11,377	15,805

Forex (gain) / loss	(12)	(149)

Interest expense	16,316	14,365

Interest income	(15)	(209)

Net result on the disposal of non-current assets, impairment of goodwill	52,476	(4,910)

Amount attributable to noncontrolling interests	1,866	3,834

Income taxes	1,672	4,685

Adjusted EBITDA	21,184	33,520

US$ thousand	3Q 2012	2Q 2012
Net (loss) / income	(13,877)	(60,053)

Add:

Depreciation, depletion and amortization	3,623	3,646

Forex loss / (gain)	1	1

Interest expense	5,232	5,460

Interest income	—	—

Net result on the disposal of non-current assets, impairment of goodwill	39	53,932

Amount attributable to noncontrolling interests	(102)	40

Income taxes	(1,528)	(2,739)

Adjusted EBITDA	(6,610)	287

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	9M 2012	9M 2011
Net (loss) / income	(62,496)	99

Impairment of goodwill	53,893	—

Income taxes	—	—

Adjusted net income	(8,603)	99

US$ thousand	3Q 2012	2Q 2012
Net (loss) / income	(13,877)	(60,054)

Impairment of goodwill	—	53,893

Income taxes	—	—

Adjusted net (loss) / income	(13,877)	(6,160)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	9M 2012	9M 2011
Revenue (including intersegment sales)	923,554	946,589

Adjusted EBITDA	21,184	33,520

Adjusted EBITDA, margin	2.29%	3.54%

US$ thousand	3Q 2012	2Q 2012
Revenue (including intersegment sales)	256,160	287,790

Adjusted EBITDA	(6,610)	287

Adjusted EBITDA, margin	-2.58%	0.10%

Consolidated Balance Sheets
(in thousands of U.S. dollars)
September 30, 2012		December 31, 2011
(unaudited)

ASSETS
Cash and cash equivalents	$582,198	$643,379
Accounts receivable, net of allowance for doubtful accounts of $66,254 as of September 30, 2012 and $50,966 as of December 31, 2011	758,831	824,560
Due from related parties	1,160,409	1,315,288
Inventories	2,214,113	2,599,097
Deferred income taxes	48,164	36,056
Prepayments and other current assets	537,933	654,285
Total current assets	5,301,648	6,072,665

Long-term investments in related parties	8,693	8,150
Other long-term investments	15,036	13,997
Property, plant and equipment, net	7,551,030	7,076,303
Mineral licenses, net	4,663,565	4,733,676
Other non-current assets	190,841	222,442
Deferred income taxes	50,702	27,817
Goodwill	1,094,252	1,151,187
Total assets	$18,875,768	$19,306,237

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$2,404,279	$2,651,357
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	945,600	976,187
Advances received	180,106	206,156
Accrued expenses and other current liabilities	316,487	281,762
Taxes and social charges payable	274,377	277,284
Unrecognized income tax benefits	2,305	2,190
Due to related parties	159,105	179,672
Asset retirement obligation, current portion	6,160	3,703
Deferred income taxes	41,517	41,822
Pension obligations, current portion	23,140	22,172
Dividends payable	112	4
Finance lease liabilities, current portion	118,424	96,907
Total current liabilities	4,471,612	$4,739,216

Long-term debt, net of current portion	7,283,159	6,745,524
Asset retirement obligations, net of current portion	40,098	40,214
Pension obligations, net of current portion	159,323	144,182
Deferred income taxes	1,483,886	1,514,014
Finance lease liabilities, net of current portion	349,713	375,249
Other long-term liabilities	370,945	382,512
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of September 30, 2012 and December 31, 2011)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of September 30, 2012 and December 31, 2011)	25,314	25,314
Additional paid-in capital	846,191	845,994
Accumulated other comprehensive loss	(283,098)	(356,580)
Retained earnings	3,614,751	4,345,754
Equity attributable to shareholders of Mechel OAO	4,336,665	4,993,989
Noncontrolling interests	380,368	371,337

Total equity	4,717,033	5,365,326

Total liabilities and equity	$18,875,768	$19,306,237

Consolidated Statements of Operations and
Comprehensive Income (Loss)
(in thousands of U.S. dollars)	Nine months ended September 30,
	2012	2011
	(unaudited)	(unaudited)
Revenue, net (including related party amounts of $558,812 and $789,199 during nine months 2012 and 2011, respectively)	$8,750,831	$9,617,126
Cost of goods sold (including related party amounts of $696,781 and $1,422,929 during nine months 2012 and 2011, respectively)	(6,156,816)	(6,255,629)

Gross profit	2,594,015	3,361,497
Selling, distribution and operating expenses:

Selling and distribution expenses	(1,320,845)	(1,339,263)
Taxes other than income tax	(78,062)	(94,687)
Accretion expense	(3,816)	(5,054)
Loss on write-off of property, plant and equipment	(3,846)	(2,425)
Impairment of goodwill and long-lived assets	(470,967)	—
Provision for amounts due from related parties	(300,062)	—
Provision for doubtful accounts	(10,876)	(8,367)
General, administrative and other operating expenses, net	(435,409)	(457,532)

Total selling, distribution and operating expenses	(2,623,883)	(1,907,328)

Operating (loss) income	(29,868)	1,454,169
Other income and (expense):

Income from equity investments	405	351
Interest income	52,453	10,097
Interest expense	(484,717)	(448,127)
Other income (expenses), net	49,359	(14,463)
Foreign exchange gain (loss)	5,828	(131,518)

Total other income and (expense), net	(376,672)	(583,660)

(Loss) income before income tax	(406,540)	870,509
Income tax expense	(136,496)	(290,733)

Net (loss) income	(543,036)	579,776
Less: Net income attributable to noncontrolling interests	(7,059)	(53,046)

Net (loss) income attributable to shareholders of Mechel OAO	$(550,095)	$526,730
Less: Dividends on preferred shares	(79,056)	(78,281)
Net (loss) income attributable to common shareholders of Mechel OAO	(629,151)	448,449

Net (loss) income	(543,036)	579,776
Currency translation adjustment	84,565	(182,982)
Change in pension benefit obligation	(776)	(1,199)
Adjustment of available-for-sale securities	(75)	(1,327)

Comprehensive (loss) income	$(459,322)	$394,268

Comprehensive income attributable to noncontrolling interests	(17,291)	(33,029)
Comprehensive (loss) income attributable to shareholders of Mechel OAO	(476,613)	361,239

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	Nine months ended September 30,
	2012	2011
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net (loss) income attributable to shareholders of Mechel OAO	(550,094)	526,730
Net income attributable to noncontrolling interests	7,059	53,046

Net (loss) income	$(543,035)	$579,776
Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Depreciation	333,023	285,714
Depletion and amortization	120,795	135,864
Foreign exchange (gain) loss	(5,828)	131,518
Deferred income taxes	(77,336)	23,147
Provision for doubtful accounts	10,876	8,367
Change in inventory reserves	23,937	504
Accretion expense	3,816	5,054
Revision in asset retirement obligations	(2,867)	(5,076)
Loss on write-off of property, plant and equipment	3,846	2,425
Impairment of goodwill and long-lived assets	470,967	—
Provision for amounts due from related parties	300,062	—
Income from equity investments	(405)	(351)
Non-cash interest on pension liabilities	9,002	10,264
Loss (gain) on sale of property, plant and equipment	4,091	(2,439)
Gain on accounts payable with expired legal term	(2,445)	(3,665)
Gain on forgiveness of accounts payable	(17,401)	—
Amortization of loan origination fee	36,002	45,330
Loss resulting from accretion and remeasurement of contingent liability	1,413	1,303
Pension service cost, amortisation of prior service cost and actuarial (gain) loss, other expenses	3,010	6,033
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	30,941	(206,152)
Inventories	485,060	(608,748)
Trade payable to vendors of goods and services	(18,331)	43,592
Advances received	(29,543)	(74,255)
Accrued taxes and other liabilities	61,793	(290)
Settlements with related parties	(230,267)	(288,552)
Other current assets	135,732	(135,410)
Unrecognized income tax loss (benefits)	115	(2,378)
Net cash provided by (used in) operating activities	1,107,023	(48,425)

Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(24,652)	-
Acquisition of Cognor, less cash acquired	(24,172)	-
Short-term loans issued and other investments	(1,485)	(386,328)
Proceeds from short-term loans issued	71,766	345,979
Proceeds from disposals of property, plant and equipment	23,461	13,364
Purchases of mineral licenses	(1,320)	(23,266)
Purchases of property, plant and equipment	(846,018)	(1,370,073)
Net cash used in investing activities	(802,420)	(1,420,324)

Cash Flows from Financing Activities
Proceeds from borrowings	3,482,050	4,711,690
Repayment of borrowings	(3,296,138)	(2,735,546)
Dividends paid	(186,443)	(209,696)
Dividends paid to noncontrolling interest	(8,475)	—
Acquisition of noncontrolling interest in subsidiaries	(32)	(188)
Repayment of obligations under finance lease	(92,937)	(76,066)
Sale leaseback proceeds	—	25,473
Net cash (used in) provided by financing activities	(101,975)	1,715,667

Effect of exchange rate changes on cash and cash equivalents	(263,809)	(69,596)
Net (decrease) increase in cash and cash equivalents	(61,181)	177,322

Cash and cash equivalents at beginning of period	643,379	340,800
Cash and cash equivalents at end of period	$582,198	$518,122